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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated October 12, 2005, accompanying the combined financial statements of MyAreaGuide.com and Online Web Marketing as of and for the years ended December 31, 2003 and 2004 contained in the Registration Statement and Prospectus of Local Matters, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
March 21, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM